ROCHDALE INVESTMENT TRUST
AMENDMENT TO THE ADMINISTRATION AGREEMENT

THIS AMENDMENT dated as of this 20th day of May, 2009, to the Administration Agreement, dated as of the 28th day of June, 1998, as amended September 1, 2000 and June 12, 2006, (the “Agreement”), is entered by and between Rochdale Investment Trust, a Delaware statutory trust (the “Trust”) and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability corporation, (“USBFS").

RECITALS

WHEREAS, the parties have entered into an Agreement; and

WHEREAS, the Trust and USBFS desire to amend the fees of the Agreement; and

WHEREAS, Section 10 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Schedule A, the fee schedule of the Agreement, is hereby superseded and replaced with Schedule A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ROCHDALE INVESTMENT TRUST	U.S. BANCORP FUND SERVICES, LLC

By: ____________________________	By: ________________________________

Printed Name:_____________________	Printed Name: Michael R. McVoy

Title: ___________________________	Title: Executive Vice President

Rochdale Investment Trust
Schedule A to the Administration Agreement

FUND ADMINISTRATION SERVICES FEE SCHEDULE at May, 2009

Annual Fees*

Subject to a $22,500 minimum fee per Fund or Master Portfolio and a $5,000 fee for each additional share class or feeder fund, the following rates are applicable to the Portfolios of Rochdale Investment Trust.  Such fees are payable in the manner set forth in the Administration Agreement of June 28, 1998 and amended schedule A dated September 1, 2000.

0.10% First $200 Million
0.05% Next $300 Million
  0.03% thereafter

Fees are billed monthly.
*Subject to CPI increase, Milwaukee MSA.

CHIEF COMPLIANCE OFFICER SUPPORT SERVICES FEE SCHEDULE

Chief Compliance Officer Support Services

U.S, Bancorp provides support to the Chief Compliance Officer (CCO) of each fund serviced either by U.S. Bancorp Fund Services, LLC or Quasar Distributors, LLC.  Indicated below are samples of functions performed by USBFS in this CCO support role:
•  Business Line Functions Supported
•  Fund Administration and Compliance
•  Transfer Agent and Shareholder Services
•  Fund Accounting
•  Custody Services
•  Securities Lending Services
•  Distribution Services
•  Daily Resource to Fund CCO, Fund Board, Advisor
•  Provide USBFS/USB Critical Procedures & Compliance Controls
•  Daily and Periodic Reporting
•  Periodic CCO Conference Calls
•  Dissemination of Industry/Regulatory Information
•  Client & Business Line CCO Education & Training
•  Due Diligence Review of USBFS Service Facilities
•  Quarterly USBFS Certification
•  Board Meeting Presentation and Board Support
•  Testing, Documentation, Reporting

Annual Fee Schedule*
•  $2,000 per service per year (effective January 1, 2008)
 Fees are billed monthly.
*Subject to annual CPI increase, Milwaukee MSA.